Exhibit 99.2

March 20, 2012

Dear Shareholder,

We are writing to share some exciting news.

Effective today, Coastal Carolina National Bank named Laurence S. Bolchoz, Jr. as its President and Chief Executive Officer.

Laurence brings more than 25 years of banking experience to his new position at CCNB. He has lived and worked in Myrtle Beach since 1991. The last 14 years of his banking career have been spent at First Federal in Myrtle Beach, where he was most recently Senior Vice President – Grand Strand Market Executive, managing 20 financial centers throughout Horry and Georgetown Counties. Bolchoz also served as a Region Executive & City Executive with First Federal during his 14 year tenure there. Prior to joining First Federal in 1998, he was Vice President, Direct Lender at NationsBank in Myrtle Beach where he managed a loan portfolio of real estate and business loans.

We are very fortunate to have found such an outstanding candidate right here in Myrtle Beach. The search firm we worked with specializes in the community banking niche; it does searches and consultation all over the country. We had expected that they would find someone who had exceptional leadership skills and strong banking experience, but the fact that Laurence is already so deeply rooted in our community is a tremendously positively development for a community bank such as ours. With his depth and breadth of experience with a much larger bank in this market, Laurence already has many strongly established business relationships throughout the entire area that we serve at Coastal Carolina National Bank.

Laurence is also very involved in many worthwhile community activities. This includes service as Metro Board Chairman at the YMCA of Coastal Carolina, past Board Chairman of the Claire Chapin Epps Family YMCA, current Finance Committee Chairman/Past President of the Surfside Area Rotary Club, Leadership Grand Strand and active participation in the United Way of Horry County. He is a graduate of Clemson University, the South Carolina Bankers School and the ABA Stonier National Graduate School of Banking. On the personal side of life, he and his wife, Melanie, live in Myrtle Beach. They have three children: Josh 25, Kristen 19 and Andrew 15.

You might be interested to know more about why Laurence has decided to join our community bank at this juncture in time. As he stated in the press release that went out today announcing his new position: “I’m very excited to be stepping into the leadership role of CEO at Coastal Carolina National Bank. As a community bank that got started just a few years ago, it has a strong capital position that gives it many competitive advantages. There’s already an outstanding team in place and my vision is to build on that to make Coastal Carolina National Bank the premier community bank in our market area. I want it to be the bank that everyone wants to do business with and I’m going to bring my knowledge and passion to the goal of making exactly that happen.”

As we move forward with Laurence as our new leader, special thanks go out to Jeff Benjamin who has served as our Interim CEO since last fall. He and the entire CCNB team have done an outstanding job throughout the time that we were conducting our search for a new CEO.

This is an exciting time for CCNB. We remain one of the best capitalized community banks in our area and with Laurence’s dynamic new leadership going into action, we’re expecting great things to come.

With best regards to all,

Doug Wendel

Chairman, Coastal Carolina National Bank

Chester Duke

Chairman, Coastal Carolina Bancshares, Inc.